Exhibit (a)(5)(cxxvi)

How to Tender Your Shares

1.	Get copies of the Offer to Purchase, the Letter of Transmittal, and related documents free from any one of these sources:

☐	Information Agent for the Offer: MacKenzie Partners, Inc,105 Madison Avenue, New York, New York 10016; call collect: (212) 929-5500, toll free: (800) 322-2885, e-mail: proxy@mackenziepartners.com

☐	Dealer Manager for the Offer: Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, New York 10010-3629; (800) 881-8320 (toll free)

☐	Oracle Investor Relations: Oracle Corporation, 500 Oracle Parkway, Redwood Shores, CA 94065; (650) 506-4073; e-mail investor_us@oracle.com

☐	The US Securities and Exchange Commission Web site (www.sec.gov)

☐	Download PDF versions of the files individually:

•	Offer to Purchase (217k)

•	Letter of Transmittal (82k)

•	Notice of Guaranteed Delivery (39k)

•	Letter to Clients (34k)

•	Letter to Brokers (51k)

•	Guidelines for Certification of Taxpayer Identification Number on Substitute From W-9 (28k)

Or, download all related documents in a single .zip file (ZIP, 394k)

2.	Send the Amended and Restated Letter of Transmittal and certificates for Shares and any other required documents to the Depositary for the Offer, American Stock Transfer & Trust Company, at one of the addresses below:

☐	By mail, overnight courier, or hand: 59 Maiden Lane, New York, New York 10038

☐	By facsimile (for eligible institutions only): (718) 234-5001. To confirm facsimile transmission, call toll free: (877) 248-6417

Please note that on May 14, 2004, Oracle announced that it revised its cash tender offer to purchase all of the outstanding shares of PeopleSoft, Inc. to $21 per share and that it has extended the tender offer to midnight EDT on Friday, July 16, 2004. PeopleSoft stockholders who wish to tender may continue to use the Amended and Restated Offer to Purchase, the Letter of Transmittal, and related documents from February 12, 2004.

If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company.

Questions and requests for assistance can be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500, or by e-mail proxy@mackenziepartners.com

Find out more at oracle.com/peoplesoft or call 1.800.633.0925

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON FEBRUARY 12, 2004 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.